Exhibit 5.10

PRK Partners s.r.o. attorneys at law Jáchymova 26/2, CZ – 110 00 Prague 1 tel.: +420 221 430 111, fax: +420 224 235 450

WireCo WorldGroup Inc.

12200 NW Ambassador Drive

Kansas City, MO 64163

Prague, 30 January 2012

Ladies and Gentlemen:

We have acted as Czech counsel to WireCo WorldGroup Inc., a Delaware corporation (the “Company”), and its guarantor located in the Czech Republic (the “Czech Guarantor” as identified in Schedule 1 hereto) in connection with the preparation of the registration statement on Form S-4, registration number 333-174896, as amended (the “Registration Statement”), for the registration of the Company’s $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for outstanding unregistered $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Outstanding Notes”) as authorized by the Indenture, dated as of May 19, 2010, as amended by Supplemental Indenture dated as of 31 October 2011 and the Supplemental Indenture, dated as of 30 January 2012 (as amended, the “Indenture”), by and among the Company, the Guarantors (as identified in Schedule 2 hereto, the “Guarantors”) and U.S. Bank National Association as Trustee (in such capacity, the “Trustee”). The Guarantors will guarantee the Exchange Notes (the “Guarantees”, and together with the Exchange Notes, the “Securities”), and the Securities are to be issued pursuant to the Indenture.

In our capacity as such counsel, we have familiarized ourselves with originals or certified copies of documents listed in Schedule 3 (the “Documents”), including the Indenture, the Registration Statement, the form of Exchange Notes and such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have, with your approval, relied upon (and assumed the accuracy of) certificates or comparable documents, and oral and written statements and representations, of officers and representatives of the Czech Guarantor and certificates of public officials (the “Public Documents”). We have not independently verified such information and assumptions.

P R A G U E | B R A T I S L A V A | B U D A P E S T | O S T R A V A

PRK Partners is a legal services organization, the members of which are separate and distinct legal entities registered in the jurisdiction in which they provide services. Any reference to PRK shall be construed as a reference to the specific entity providing the services in question. The identification of the firm and of the firm´s attorneys is available at PRK´s registered office or at its website www.prkpartners.com.

PRK Partners s.r.o. attorneys at law with its registered seat at Jáchymova 26/2, Prague 1, ZIP CODE: 110 00, Id. No: 26692392, VAT No: CZ26692392 registered at the commercial register maintained by the Municipal Court in Prague, section C, entry 87708.

We are attorneys at law (advokáti) qualified to practice law in the Czech Republic and we express no opinion as to any laws, or any matters governed by any laws, other than the laws of the Czech Republic (the “Applicable Laws”).

Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and any limited enquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation. No inference as to our having constructive knowledge of the existence or absence of such facts should be drawn merely from the fact of our representation of the Company and the Czech Guarantor as legal counsel.

We have further, when preparing this opinion, assumed:

1.	the legal capacity of natural persons;

2.	that (a) the Czech Guarantor is (and, at the time it entered into a respective document was) not insolvent (in Czech: v úpadku) under Applicable Laws; and (b) no action has been taken in respect of the Czech Guarantor for, or in connection with, the commencement of any proceedings under the Czech Insolvency Act No. 182/2006 Coll., as amended, similar proceedings under the laws of any other jurisdiction, dissolution, liquidation, interim injunction, court or other involuntary enforcement or public auction proceedings;

3.	that the resolution(s) of the Czech Guarantor referred to in Schedule 3 and the Memorandum of Association of the Czech Guarantor referred to in such Schedule have been validly passed at duly summoned meetings or duly adopted outside such meetings, are in full force and effects as of the date of this letter and have not been amended, replaced or revoked and that none of the relevant bodies of the Czech Guarantor has adopted any other resolutions that would affect in any respect the opinions expressed in this letter;

4.	that no changes to, or to the information contained in the excerpt from the Commercial Register with respect to the Czech Guarantor referred to in Schedule 3 have been made and all information therein will remain unchanged as of the date of this letter;

5.	the lack of any bad faith and absence of fraud, coercion, duress, undue influence or error on the part of any of the parties to the Documents, or the parties’ respective directors, employees, agents and advisers (excepting, of course, ourselves);

Based upon and subject to the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and when the Registration Statement, including any amendment thereto, shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), it is our opinion that:

1.	the Czech Guarantor is duly organized, validly existing and in good standing under the laws of the Czech Republic, and the Czech Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, including its respective Guarantee of the Exchange Notes as set forth in the Indenture;

2.	the execution, delivery and performance of the Indenture, including the Guarantee set forth therein, by the Czech Guarantor have been duly authorized by all necessary corporate action of such Czech Guarantor;

3.	the Czech Guarantor has duly executed the Indenture and the Guarantee;

4.	the execution and delivery of the Indenture and the Guarantee by the Czech Guarantor and the performance by the Czech Guarantor of its obligations thereunder will not conflict with or constitute or result in a breach or default under or result in the creation of a lien or encumbrance under or violation of any of (i) the Memorandum of Association of the Czech Guarantor or (ii) any Applicable Laws; and

5.	no consent, waiver, approval or order of any court or governmental authority of the Czech Republic is required pursuant to any Applicable Laws in connection with the Czech Guarantor’s execution of the Indenture and the Guarantee.

In addition, the opinions expressed herein are subject to the following exceptions, limitations, qualifications and comments:

1.	this opinion is confined to matters of Czech law as published in the Collection of Laws at the date of this opinion and is limited to matters expressly set forth herein, and no opinion is to be implied or inferred beyond the matters expressly so stated, in particular no opinion on tax or accounting issues is provided hereby;

2.	our opinion is subject to and limited by the effects of any applicable bankruptcy, insolvency (including but without limitation to all laws relating to fraudulent transfers), restructuring, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally;

3.	the enforcement of any judgments against the Czech Guarantor would be subject to relevant provisions regarding the civil proceedings in the Czech Republic, in particular the Code of Civil Proceedings No. 99/1963 Coll., as amended, the Act on International Private and Procedural Law No. 97/1963 Coll., as amended, the Council Regulation (EC) No. 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, as amended, as applicable.

4.	the choice of the laws of New York as governing law of the Documents to which the Czech Guarantor is a party is subject to the Regulation (EC) No. 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I), the Regulation (EC) No. 864/2007 of the European Parliament and of the Council of 11 July 2007 on the law applicable to non-contractual obligations (Rome II), and the Act No. 97/1963 Sb., on International Private and Procedural Law, as amended (as applicable);

5.	an encumbrance (a pledge) may exist or be created by operation of law in favor of (i) the State or a subdivision thereof pursuant to Section 170 of the Act No. 280/2009 Coll., Tax Code, as amended, if the Czech Guarantor does not fulfill its tax or similar obligations when due, and pursuant to Section 305 et seq. of the Act No. 13/1993 Coll., Customs Act, as amended; (ii) a third person based on the decision of the executor pursuant to Section 69a of the Act No. 120/2001 Coll., the Execution Code, as amended;

6.	the opinions expressed herein are limited to the extent that, a company may not enter a transaction or secure financing for purposes of acquiring its shares, namely, a so called “financial assistance” is prohibited and pursuant to Section 39 of Act No. 40/1964 Coll., the Civil Code, as amended, any legal act which, by virtue of its content or its purpose, breaches the law or circumvents the law or is in contrary with good morals is not valid; such provision of the Civil Code would apply also to any guarantee or security created in connection with the above described financial assistance and may apply to any structure that serves to circumvent the prohibition on financial assistance;

7.	under the laws of the Czech Republic, the validity, enforceability and/or binding nature of any agreement or other obligation may be limited to the extent that the parties involved do not act in accordance with the principles of fair business conduct (in Czech: zásady poctivého obchodního styku), proper morals (in Czech: dobré mravy) and good faith (in Czech: dobrá víra);

8.	Czech law in force prior to 1 January 2012 required that a guarantee for the debts of a debtor had to be under “the terms which are customary in commercial dealings” if the guarantor and the debtor were deemed as “personally related”, namely if a director or another person authorized to represent the guarantor (or a relative of theirs) was also authorized to represent the debtor. A failure to meet this requirement may have led to the guarantee being null and void (in so far as Czech law could have been applied). The requirement of “the terms which are customary in commercial dealings” in the context of intra-group guarantees was unclear and was abandoned as of 1 January 2012. In any event, following our inquiry prior to the execution of the Indenture by the Czech Guarantor, we were informed that the Czech Guarantor was not “personally related” with any of the debtors of the obligations secured under the Guarantee.

9.	Czech law in force prior to 1 January 2012 demanded that the rules applicable to intra-group transfer of assets (in particular the requirement of an official valuation of the asset) be applied also to guarantees provided by a company for the debts of other members of its corporate group. A failure to meet this requirement may have led to the guarantee being null and void (in so far as Czech law could have been applied). However, the requirement of the official valuation of the intra-group guarantees was unclear and the Supreme Court of the Czech Republic repeatedly refused to apply the requirement and upheld guarantees that had not been valued. The requirement was abandoned as of 1 January 2012. In any event, the Czech Guarantor approached the relevant regional court with a request to appoint a valuator to value the Guarantee. The court refused with reference to the case law of the Supreme Court, stating that no valuation was required.

10.	Czech law guarantees the independence of decision making for the judiciary, judges and arbitrators; therefore, it cannot be excluded that, during the decision-making process regarding any particular case, the relevant courts or arbitrators do not agree with the opinions stated in this letter;

11.	this opinion is governed by Czech law. This opinion cannot be interpreted as an insurance contract. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances, which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is rendered for your benefit in connection with the Exchange Offer. We hereby consent (i) to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the Exchange Notes” in the Prospectus that is part of the Registration Statement; (ii) to your filing copies of this opinion as an Exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer; and (iii) to reliance by Husch Blackwell LLP, United States Counsel to the Company, in connection with its opinion to be issued in connection with the Registration Statement, and (iv) to reliance by persons purchasing or otherwise acquiring the Exchange Notes on this opinion in connection with their acquisition of the Exchange Notes. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than for the consented purposes, this opinion may not be relied upon for any other purpose without our written consent.

Very truly yours,

PRK Partners s.r.o. advokátní kancelář

/s/ JUDr. Martin Kříž	/s/ Dr. Radan Kubr
JUDr. Martin Kříž	Dr. Radan Kubr
Partner	Partner

Schedule 1

List of Czech Guarantor(s)

DRUMET CZ, s.r.o. with its registered office at Kotrčova 640, Plotiště nad Labem, Hradec Králové, Postal Code 503 01, the Czech Republic, Identification No.: 28816943, registered in the Commercial Register maintained by the Regional Court in Hradec Králové, section C, entry 29108

Schedule 2

Guarantors

Guarantor	Jurisdiction of Organization

WireCo WorldGroup (Cayman), Inc.	Cayman Islands

WRCA Distributor (Cayman) Ltd.	Cayman Islands

WireCo WorldGroup Sales (Cayman) Ltd.	Cayman Islands

WRCA Finance (Luxembourg) S.à r.l.	Luxembourg

WRCA (Luxembourg) Holdings S.à r.l.	Luxembourg

WRCA (Luxembourg) S.à r.l.	Luxembourg

WRCA Canadian Holdings (Luxembourg) S.à r.l.	Luxembourg

WRCA US Holdings Inc.	Delaware, USA

WRCA, LLC	Delaware, USA

1295728 Alberta ULC	Canada

Wireline Works Partnership	Canada

Casar Drahtseilwerk Saar GmbH	Germany

DRUMET Drahtseile GmbH	Germany

WireCo WorldGroup B.V.	Netherlands

Oliveira Holland B.V.	Netherlands

WRCA Portugal Sociedade Unipessoal LDA	Portugal

WireCo WorldGroup Portugal Holdings SGPS, S.A.	Portugal

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Portugal

Albino, Maia & Santos, Unipessoal, Limitada	Portugal

Cabos & Lingas – Sociedade Portuguesa de Comércio, Unipessoal, Limitada	Portugal

WireCo WorldGroup Comercial, Unipessoal, Lda.	Portugal

WireCo WorldGroup Poland Holdings Sp. z o.o.	Poland

Drumet Liny i Druty Sp. z o.o.	Poland

Drumet s.r.o.	Slovak Republic

DRUMET, CZ s.r.o.	Czech Republic

Schedule 3

Documents

1.	Indenture dated 19 May 2010 between, amongst other, WireCo WorldGroup Inc. as issuer and U.S. Bank National Association as trustee

2.	Supplemental Indenture dated 31 October between, amongst other, WireCo WorldGroup Inc., U.S. Bank National Association and DRUMET CZ, s.r.o.

3.	Supplemental Indenture dated 30 January 2012 between, amongst other, WireCo WorldGroup Inc. as issuer and U.S, Bank National Association as trustee

4.	Registration Statement dated 14 June 2011 as filed with the Securities and Exchange Commission on 15 June 2011, as amended by Amendment no. 1 dated 19 August 2011, Amendment no. 2 dated 18 November 2011 and Amendment no. 3 dated 9 December 2011

5.	Memorandum of Association of DRUMET CZ, s.r.o. in the form of Notarial Deed dated 1 April 2011 on establishment of DRUMET CZ, s.r.o.

6.	Extract of DRUMET CZ, s.r.o. from the Commercial Register dated 26 January 2012

7.	Resolutions of the shareholders of DRUMET CZ, s.r.o. dated 27 October 2011 and 27 January 2012

8.	Resolutions of the sole executive (jednatel) of DRUMET CZ, s.r.o. dated 27 October 2010 and 27 January 2012

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